EXHIBIT 10.63

INSPIRE PHARMACEUTICALS, INC.

AMENDED AND RESTATED

DIRECTOR COMPENSATION POLICY

Amended and Restated: March 1, 2009	Page 1 of 4

All non-employee members (each, a “Director” and, collectively, the “Directors”) of the Inspire Pharmaceuticals, Inc. (the “Company”) Board of Directors (the “Board”) shall receive the following compensation pursuant to this Amended and Restated Director Compensation Policy (this “Policy”):

A.	Cash Compensation.

1. Each Director shall receive $30,000 annually to cover general availability and participation in meetings and conference calls of the Board;

2. Each Audit Committee member shall receive $10,000 annually to cover general availability and participation in Audit Committee conference calls and meetings;

3. Each Corporate Governance Committee member shall receive $10,000 annually to cover general availability and participation in Corporate Governance Committee conference calls and meetings;

4. Each Compensation Committee member shall receive $10,000 to cover general availability and participation in Compensation Committee conference calls and meetings;

5. Each Development Committee member shall receive $10,000 to cover general availability and participation in Development Committee conference calls and meetings;

6. The Chairman of the Board shall receive an additional $30,000 annually. The Chairman of each committee identified above shall receive an additional $10,000 annually; and

7. Each Director shall receive $3,500 per day, plus reasonable out-of-pocket travel expenses, to cover preparation for, attendance at and participation in the meetings, seminars and other events comprising the Company’s “Science Day”, including any follow-up discussions relating to the issues discussed at the Science Day (it being understood that such compensation shall be paid only to those Directors that attend a Science Day and that the events constituting a Science Day may take place over a period of time covering up to 48 hours).

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B.	Stock Option Grants.

1. A stock option grant in the amount of 50,000 shares will be granted to each Director upon initial election to the Board, which stock option will vest over three years commencing on the date of grant as follows: 20,000 shares in year one (1/4th of such 20,000 shares per quarter), 15,000 shares in year two (1/4th of such 15,000 shares per quarter) and 15,000 shares in year three (1/4th of such 15,000 shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A stock option grant in the amount of 30,000 shares shall be granted to each Director at the time of each annual meeting of the Board of Directors, which stock option will vest over the one year period commencing on the date of grant (1/4th of such 30,000 shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A stock option grant in the amount of 10,000 shares shall be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which stock option grant will vest over the one year period commencing on the date of grant (1/4th of such 10,000 shares per quarter); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

C.	Vacancies. In the event that a Director is appointed to fill a vacancy on the Board, any Committee of the Board, or as Chairman of the Board, the Board will determine the amount of cash compensation and stock option grants appropriate to provide such Director with comparable compensation for the period such Director will so serve for the remainder of the term.

D.	Payment/Grant Procedure. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 days, after the last day of such quarter.

All stock options awarded pursuant to this Policy (other than options granted pursuant to Paragraph C and, in certain circumstances options granted pursuant to Paragraph B.1) shall be granted on the date of the annual meeting of the Board of Directors, and the exercise price for each share available under such option will be equal to the fair market value of the common stock of the Company, par value of $.001 per share (the “Common Stock”), on the date of such grant. All stock options awarded pursuant to Paragraphs B.1 and C of this Policy shall be granted on the date of such appointment, and the exercise price for each share available under such option will be equal to the fair market value of the Common Stock, on the date of such grant.

E.

Effective Date. All cash compensation provisions of this Policy shall be effective as of March 1, 2009. Any stock option grant pursuant to Paragraph B.1 shall be effective as of April 1, 2007. The Stock option grant provisions of Sections B.2 and B.3 of this Policy

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shall be effective for Directors elected or serving as of the annual meeting of stockholders to be held in, or after, 2007, or appointed to a Committee or as Chairman of the Board at the annual meeting of the Board of Directors to be held in, or after, 2007.

F.	Change of Control Provisions. Notwithstanding the foregoing, all options granted under this Policy shall vest immediately if: (i) there is a Change of Control (as hereinafter defined); and (ii) the optionee will cease to serve as a Director of the Company as a result of such Change of Control.

(a) For purposes of this Policy, a “Change of Control” means the determination (which may be made effective as of a particular date) by the Board, made by a majority vote that a Change of Control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons (as defined below) who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution or otherwise) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a Change of Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:

(b) Any Person (other than the Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; or

(c) The stockholders of the Company approve:

(i) A plan of complete liquidation of the Company;

(ii) An agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(iii) A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(d) However, in no event shall a Change of Control be deemed to have occurred, with respect to the optionee, if the optionee is part of a purchasing group which consummates the Change of Control transaction. The optionee shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the optionee is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive

INSPIRE AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY	PAGE 4 OF 4

ownership of less than five percent (5%) of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change of Control by a majority of the continuing non-employee Directors).

(e) For purposes of this Paragraph F, “Person(s)” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (E) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-l(b) of the Exchange Act, which Schedule indicates beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.